Exhibit 2.1

AGREEMENT TO EXTEND

MERGER AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

HUAJIN (CHINA) HOLDNGS LIMITED (THE “COMPANY”),

XUEHONG LI, AS REPRESENTATIVE OF THE SHAREHOLDERS OF THE COMPANY
(“SHAREHOLDERS’ REPRESENTATIVE”),

OAK WOODS ACQUISITION CORPORATION. (“PURCHASER”) AND

OAK WOODS MERGER SUB INC. (“MERGER SUB”)

DATED AS OF March 23, 2024

This AGREEMENT TO EXTEND THE MERGER AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of March 23, 2024 (the “Execution Date”) by and among Huajin (China) Holdings Limited, an exempted company incorporated in the Cayman Islands (the “Company” or “Huajin”), Xuehong Li, as representative of the shareholders of the Company (the “Shareholders’ Representative”), Oak Woods Acquisition Corporation, an exempted company incorporated in the Cayman Islands (the “Purchaser” or “Oak Woods”) and Oak Woods Merger Sub Inc., an exempted company incorporated in the Cayman Islands (the “Merger Sub”), each a (“Party” and collectively (the “Parties”). This Agreement to Extend the Merger Agreement and Plan of Reorganization is hereinafter referred to as the (“Merger Extension Agreement”).

WITNESSETH

A.  On August 11, 2023, Oak Woods Acquisition Corporation, a Cayman Islands corporation (“Oak Woods”), entered into a Merger Agreement and Plan of Reorganization (the “Merger Agreement”) with Oak Woods Merger Sub, Inc. , a Cayman Islands corporation and a wholly owned subsidiary of Oak Woods (“Merger Sub”), Huajin (China) Holdings Limited, a Cayman Islands corporation (“Huajin”) and Xuehong Li , in his capacity as the representative of the Huajin shareholders. Pursuant to the terms of the Merger Agreement, and subject to the satisfaction or waiver of certain conditions set forth therein, Merger Sub will merge with and into Huajin (the “Merger”), with Huajin surviving the merger in accordance with the Companies Act (As Revised) of the Cayman Islands as a wholly- owned subsidiary of Oak Woods (the transactions contemplated by the Merger Agreement and the related ancillary agreements, the “Business Combination”).

B. Prior to the consummation of the Merger, the holders of a majority of Oak Woods’s Ordinary Shares attending a shareholder’s meeting (at which there is a quorum) must approve the transactions contemplated by the Merger Agreement (the “Shareholder Approval”). In connection with obtaining the Shareholder Approval, Oak Woods is required to call a special meeting of its Ordinary Shareholders and prepare and file with the SEC a Proxy Statement on Schedule 14A, which will be mailed to all shareholders entitled to vote at the meeting.

C. Purchaser has filed an 8-K announcing the Merger Agreement on August 11, 2023 and preliminary proxy solicitation materials with the U.S. Securities and Exchange Commission on February 12, 2024 and March 7, thereby automatically extending Purchaser’s minimum time to complete a Business Combination under the terms of its Memorandum and Articles of Association until June 28, 2024 and the Parties intend to continue to work to effectuate the Business Combination in furtherance of its prior steps toward its completion.

NOW THEREFORE, upon the terms, conditions, covenants and promises made herein, and for other good and valuable consideration, the parties agree as follows:

1.1 Extension of Merger. The Parties agree to extend the date by which the Purchaser is required to complete a business combination for purposes of Section 12 under the Merger Agreement from March 28, 2024 to June 28, 2024 for the purpose of allowing the Parties to consummate the Merger.

1.2 Effect of Extension of Merger Agreement. Nothing contained in this extension shall have any effect or change any terms or conditions of the Merger Agreement which remain in effect, other than with respect to the Parties obligations arising under the terms of the Merger Agreement with respect to their time to complete the Business Combination which time period is hereby extended as provided in Section 1.1 here above.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Purchaser:

OAK WOODS ACQUISITION CORP.

By:	/s/ Lixin Zheng
Name:	Lixin Zheng
Title:	Chief Executive Officer

Merger Sub:

OAK WOODS MERGER SUB INC.

By:	/s/ Lixin Zheng
Name:	Lixin Zheng
Title:	Chief Executive Officer

Company:

HUAJIN (CHINA) HOLDINGS LIMITED

By:	/s/ Xuehong Li
Name:	Xuehong Li
Title:	Chairman of the Board of Directors

Shareholders’Representative:

By:	/s/ Xuehong Li
Name:	Xuehong Li

[Signature Page to Merger Extension Agreement]